EXHIBIT 2.5






                            ASSET PURCHASE AGREEMENT

                            Dated as of July 29, 1998


                                     between



                       MRS. FIELDS' ORIGINAL COOKIES, INC.


                                    as Buyer,


                                       and


                            CROSSROADS COOKIES, INC.


                                    as Seller

                                TABLE OF CONTENTS

                                                                            Page

1.       Purchase, Sale and Assumption.......................................  1
2.       Closing; Transactions to be Effected................................  4
3.       Conditions to Closing...............................................  5
4.       Representations and Warranties of the Seller........................  6
5.       Representations and Warranties of the Buyer.........................  7
6.       Payment of Taxes and Liabilities....................................  7
7.       Employment of Employees.............................................  8
8.       Assignment..........................................................  8
9.       No Third-Party Beneficiaries........................................  9
10.      Expenses............................................................  9
11.      Amendments; Waiver..................................................  9
12.      Notices.............................................................  9
13.      Interpretation...................................................... 10
14.      Counterparts........................................................ 10
15.      Entire Agreement.................................................... 10
16.      Fees................................................................ 10
17.      Severability........................................................ 10
18.      Attorney's Fees..................................................... 11
19.      [Intentionally Omitted]............................................. 11
20.      Governing Law....................................................... 11
21.      Remedies............................................................ 11
22.      Release of the Seller............................................... 12

Exhibits:
A        -........Bill of Sale

Disclosure Schedules:

?1(c)(ii).........Assumed Liabilities
?4(b)    .........Title to Acquired Assets
?4(c)    .........Litigation

                            ASSET PURCHASE AGREEMENT

                       MRS. FIELDS' ORIGINAL COOKIES, INC.


         ASSET PURCHASE AGREEMENT ("Agreement"), dated as of July 29, 1998, by and between MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation ("Buyer"), and CROSSROADS COOKIES, INC., a Georgia corporation ("Seller"); each a "party" in the singular and "parties" in the plural.

     A. The Seller is a franchisee of Great American Cookie Company, Inc., a Delaware corporation ("Franchisor").

     B. The parties desire that the Buyer purchase from the Seller, and that the Seller sell to the Buyer, the Acquired Assets (defined below), and that the Buyer assume the Assumed Liabilities (defined below), upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto hereby agree as follows:

         1.       Purchase, Sale and Assumption.

                  (a) Purchase and Sale. On the terms and subject to the conditions of this Agreement, the Seller agrees to sell, transfer, assign and deliver to the Buyer, and the Buyer agrees to accept and purchase from the Seller, at the Closing (defined below), free and clear of Liens (defined below), the assets of Seller used and employed by the Seller in the operation of its retail cookie business, and any related carts and kiosks, located at the Crossroads Mall, Oklahoma City, Oklahoma (the "Store") as follows (such assets and properties being herein called, collectively, the "Acquired Assets"): (i) all leasehold rights, interests, improvements, fixtures and signage, including without limitation those governed by the lease for the Store which at the Closing shall be assigned by the Seller to the Buyer (or its designated affiliates) and assumed by the Buyer; (ii) all tangible personal property, such as machinery, equipment, supplies, inventories (unless designated by the Buyer on or before the Closing as an Excluded Asset), furniture and tools; (iii) all agreements, contracts and instruments (but excluding the Franchise Agreement, dated April 17, 1992, between the Seller and Great American Cookie Company, Inc. ("Franchisor"), and any related license, development and guarantee agreements, as amended (collectively, the "Franchise Agreements")) that are assumed in writing by the Buyer at the Closing; (iv) all customer and vendor lists; (v) all recipes, techniques, processes, methods of production and commercialization, training methods and know-how owned by the Seller; (vi) store change funds in the aggregate amount of $251.00 per Store (the "Store Cash"); (vii) deposits made in connection with lease, utility service and other similar agreements; (viii) rebates and prepaid expenses; (ix) all inventory of batter and other ingredients, paper wares and other items on hand or on order and all cookies, other baked goods, completed goods and work in process (collectively, the "Inventory"). The Acquired Assets shall be transferred and conveyed to the Buyer at the Closing, free and clear of all Liens (as defined below), pursuant to a bill of sale (the "Bill of Sale") substantially in the form of Exhibit A.

                  (b) Excluded Assets. The Acquired Assets shall include only those assets of Seller specifically described in Section 1(a) above. Notwithstanding anything to the contrary expressed or implied herein, the Acquired Assets shall not include the following assets of the
         Seller: (i) all cash on hand or on deposit, whether at a Store or in bank accounts, other than the Store Cash; (ii) all rights and claims of the Seller under the Franchise Agreements; (iii) all rights and claims of the Seller with respect to the Excluded Liabilities (defined below);
         (iv) the Seller's rights under this Agreement; (v) all of the Seller's corporate records, books, ledgers, books of account, tax returns and information relating thereto, files, documents, correspondence; and
         (vi) any other assets of the Seller not directly used in the conduct of the Seller's retail cookie business at the Store. The assets of the Seller that are not included within the Acquired Assets are herein referred to as the "Excluded Assets."

                  (c)  Assumed  Liabilities.  On the  terms and  subject  to the conditions of this Agreement, the Buyer agrees to assume, at and effective from the Closing, the Assumed Liabilities. The term "Assumed Liabilities" means, collectively, the following liabilities and obligations of the Seller: (i) all obligations under the agreements, contracts, leases, licenses, and other arrangements referred to in the description of Acquired Assets either (A) to furnish goods, services and other non-cash benefits to another party after Closing, or (B) to pay for goods, services and other non-cash benefits that another party will furnish to the Acquired Business after Closing; and (ii) all other liabilities of the Seller assumed in writing and listed on Schedule 1(c)(ii).

                  (d) Excluded Liabilities. The term "Excluded Liabilities" means any liability or obligation of the Seller that is not an Assumed Liability.

                  (e) Purchase Price. The purchase price for the Acquired Assets (the "Purchase Price") shall be the sum of (i) Eighty-Two Thousand Dollars ($82,000.00), plus (ii) Two Hundred Fifty-One Dollars ($251.00) representing the amount of the "Store Cash", plus (iii) the value of the Inventory, determined as provided in Section 1(f) below, plus (iv) the aggregate amount of all deposits and prepaid expenses that are included in the Acquired Assets, determined as of the close of business as of the day immediately preceding the date on which the Closing shall occur.

                  (f) Determination of Inventory Value. Immediately following the close of business on the day preceding the date on which the Closing is to occur, the Buyer and the Seller shall jointly count and value the Inventory. The Inventory shall be valued at Seller's cost thereof.

                  (g) Proration. All utility charges, rental charges, Taxes, and other like items assessed or payable with respect to any of the Acquired Assets for the period in which the Closing occurs shall be prorated as of the date of Closing between the Buyer and the Seller. The parties shall use their commercially reasonable best efforts to determine the amount of any such prorated items as of the Closing and shall, to the extent of information available at the time of Closing, prorate such items between them as herein provided. To the extent information relating to such prorated items is not available at the time of Closing, the parties shall, as soon as practical after the Closing, examine all relevant books and records in order to make the determination of the apportionments of such prorated items as herein provided. Payment of any such items which are not apportioned and prorated at the Closing shall be made to the appropriate party by check within thirty (30) days after such determination. Proration of ad valorem taxes (whether assessed against real property interests or personal property) shall be determined based upon previous year's taxes.

                  (h) Certain Consents. To the extent that the Seller's rights under any agreement, contract, commitment, lease, permit, real property lease or other Acquired Asset to be assigned to the Buyer hereunder may not be assigned without the consent of another person which has not been obtained prior to the Closing, and which is important to the ownership, use or disposition by the Buyer of an Acquired Asset, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at the Buyer's expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights under the Acquired Asset in question so that the Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by law and the specific Acquired Asset, and at the Buyer's expense, shall act after the Closing as the Buyer's agent in order to obtain for the Buyer the benefits thereunder.

                  (i) Further Assurances. The Seller from time to time after the Closing, at the Buyer's request and expense, will execute, acknowledge, and deliver to the Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as the Buyer may reasonably require in order to vest more effectively in the Buyer, or to put the Buyer more fully in possession of, any of the Acquired Assets, or to better enable the Buyer to complete, perform, or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.


                  (j) Bulk Sales. The parties intend and agree that the purchase and sale of the Acquired Assets is excluded from the requirements of so-called "Uniform Commercial Code - Bulk Transfers" laws (the "Bulk Sales Laws"). However, to the extent that the Bulk Sales Laws apply, the parties hereby waive any compliance therewith. In consideration of the Buyer's agreement to waive any such compliance:

                           (i) the Seller shall  furnish to the Buyer before the
                  Closing a list, certified by a financial officer of the Seller having knowledge thereof, setting forth the Seller's accounts payable (and pay-off amounts therefor) as of the Closing (including, without limitation, all accounts with and liabilities to any persons that may have a remedy under the Bulk Sales Laws, if applicable, with respect to the transactions contemplated by this Agreement (collectively, the "Vendor Accounts")); and

                           (ii) the Seller hereby agrees that, each of the Vendor Accounts shall be paid in full at the Closing from the Purchase Price, unless (A) the Seller has a good faith dispute with respect to any Vendor Accounts, in which case a portion of the Purchase Price sufficient to fully pay each of the disputed Vendor Accounts will be withheld at the Closing and deposited into and thereafter disbursed from an escrow administered by an independent escrow agent established pursuant to mutually agreed instructions of the Buyer and the Seller; or (B) the payoff amount cannot be ascertained or verified by the Closing Date, in which case the amount reasonably estimated by the Buyer and the Seller that is necessary to fully pay all amounts accrued through the Closing with respect to any such Vendor Accounts shall be withheld from the Purchase Price and deposited into and disbursed from an escrow established in the manner specified in the preceding clause (A) of this Section 1(f)(ii).

         2.       Closing; Transactions to be Effected.

                  (a) Closing. The closing (the "Closing") of the purchase and sale of the Acquired Assets and the Buyer's assumption of the Assumed Liabilities shall be held at the offices of Alston & Bird, in Atlanta, Georgia, at a time and date established by agreement of the parties within ten (10) business days after all of the conditions to the Closing set forth in Section 3 below are satisfied or waived. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date".

                  (b) Transactions to be Effected. At the Closing, on the terms and subject to the conditions of this Agreement:

                           (i)  the  Seller  shall   deliver  to  the  Buyer  an
                  appropriately executed and authenticated Bill of Sale and such other instruments of sale, assignment, transfer and conveyance to the Buyer of the Acquired Assets as the Buyer or its counsel may reasonably request, such instruments to be reasonably satisfactory in form to the Buyer and its counsel;

                           (ii) the Buyer shall deliver to the Seller the Purchase Price by wire transfer to a bank account which shall be designated in writing by the Seller at least two business days prior to the Closing Date; and

                           (iii) the Buyer shall use its commercially reasonable
                  best efforts to cause the Franchisor to terminate the Franchise Agreements as of the Closing and to release the Seller from any and all obligations thereunder (other than the payment of franchisee fees payable thereunder for any periods ending on or prior to the date of Closing). The Agreement pursuant to which such Franchise Agreements are terminated and such obligations of the Seller thereunder are released shall be in form and substance reasonably satisfactory to the Seller and its counsel. The Seller agrees to pay to the Franchisor at the time of Closing all franchise fees payable under or with respect to such Franchise Agreements for all periods ending on or prior to the date of Closing.

         3.       Conditions to Closing.

                    (a) Buyer's Obligation. The obligation of the Buyer to purchase the Acquired Assets is subject to the satisfaction (or waiver by the Buyer) as of the Closing of the following conditions:

                           (i) The  representations and warranties of the Seller
                  made in this Agreement shall be true and correct as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and the Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Seller by the time of the Closing; and the Seller shall have delivered to the Buyer a certificate dated the Closing Date, signed by an authorized officer or representative of the Seller, confirming the foregoing;

                           (ii)  No   injunction   or  order  of  any  court  or
                  administrative agency of competent jurisdiction shall be threatened or in effect, and no statute, rule or regulation of any governmental authority of competent jurisdiction shall have been promulgated or enacted, as of the Closing which restrains, prohibits or adversely affects the purchase and sale of the Acquired Assets; and

                           (iii) The Buyer shall have completed the  acquisition
                  of all of the stock of Cookies USA, and shall have completed its senior notes offering in the current anticipated amount of $40,000,000.

                  (b) Seller's Obligation. The obligation of the Seller to sell, assign, transfer and deliver the Acquired Assets to the Buyer is subject to the satisfaction or waiver as of the Closing of the following conditions:

                           (i) The  representations  and warranties of the Buyer
                  made in this Agreement shall be true and correct as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and the Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by the Buyer by the time of the Closing; and the Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by an authorized officer of the Buyer confirming the foregoing;

                         (ii) The conditions  contemplated  by Section  3(a)(ii)
                    shall have been satisfied; and

                           (iii) The Franchise Agreements shall have been terminated as of the Closing and the Seller shall have been released from all liability thereunder (other than the payment of franchise fees accrued and unpaid to the date of the Closing), and the Seller shall have received a document evidencing such termination and release in form and substance reasonably satisfactory to the Seller and its counsel.

         4. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyer that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof (the "Disclosure Schedule").

                  (a) Organization and Standing of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation. All acts and other proceedings required to be taken by the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken.

                  (b) Title to Acquired Assets. Except as set forth in Schedule 4(b), the Seller has good and marketable title to the Acquired Assets, free and clear of all mortgages, liens, claims, security interests, pledges, restrictions, charges or encumbrances of any nature whatsoever (collectively, "Liens"). At the Closing, the Buyer shall acquire the Acquired Assets free and clear of all Liens.

                  (c) Litigation. Schedule 4(c) sets forth a list of all lawsuits, claims, proceedings or investigations pending, or, to the knowledge of the Seller, threatened, as of the date of this Agreement, against or affecting any of the Acquired Assets.

         5. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to the Seller as follows:

                  (a) Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and properly taken.

                  (b) Actions and Proceedings, etc. There are no actions, suits, claims or proceedings pending or, to the best knowledge of the Buyer, threatened against the Buyer, which are likely to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

 .        6.       Payment of Taxes and Liabilities

                  (a)      Taxes.

                           (i) The Seller  shall be liable for and  promptly pay
                  Taxes applicable to any of the Acquired Assets or the business conducted by the Seller with the Acquired Assets, in each case attributable to taxable years or periods (including partial periods) ending at the time of or prior to the Closing. The Buyer shall be liable for and shall pay all Taxes applicable to the Acquired Assets or the business conducted by the Buyer with the Acquired Assets that are attributable to taxable years or periods (including partial periods) beginning immediately after the Closing. For purposes of this Agreement, "Taxes" shall mean federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, customs, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority.

                           (ii) Notwithstanding paragraph (i), any sales Tax, use Tax, property transfer or gains Tax, statutory transferee liabilities arising from the purchase of the Acquired Assets, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets or the business conducted by the Seller with the Acquired Assets shall be paid by the Seller.

                           (iii) The  Seller or the  Buyer,  as the case may be,
                  shall provide prompt reimbursement for any Tax paid by one party, all or a portion of which is the responsibility of the other party in accordance with the terms of this Section 6(a). Within a reasonable time prior to the payment of any such Tax, the party paying such Tax shall give notice to the other party of the Tax payable and the portion which is the liability of each such party or parties, although failure to do so will not relieve such party or parties from its liability hereunder except to the extent such party is materially adversely affected thereby.

                  (b)      Other Liabilities.

                           (i) The Seller  shall be liable for and shall pay all
                  Excluded   Liabilities,   Vendor   Accounts   and  Bulk  Sales
                  Liabilities.

                           (ii) The Buyer  shall be liable for and shall pay all
Assumed Liabilities.

         7. Employment of Employees. On the date of Closing, the Buyer shall offer employment to substantially all of the salaried and non-salaried employees of the Seller who are employed in the operation of the Store. The employment offered by the Buyer shall be "at will," and the Buyer shall be under no obligation to continue such employment following the date of Closing. The Seller shall terminate the employment of all of its salaried and non-salaried employees who are employed in the operation of the Store as of the close of business on the date of Closing, and the Seller shall be responsible for all wages, salaries, and other benefits, if any, due and owing to such Employees for all periods ending on or prior to the date of Closing. Additionally, the Buyer shall cause all Store managers who become employed by the Buyer to be covered, commencing on the first day of such employment, under the Buyer's health and medical welfare and benefit plans without any waiting period, with a waiver of pre-existing conditions, and otherwise on the same terms as such insurance coverages are provided generally to the employees of the Buyer.

         8. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Seller, other than to an affiliate of either, without the prior written consent of the other party hereto.

         9. No Third-Party Beneficiaries. Except as provided for released parties in Section 22, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         10. Expenses. Whether or not the transactions contemplated hereby are consummated, except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         11. Amendments; Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                  (i)      if to the Seller:

                           Mr. Arthur S. Karp
                           7902 Sanderling Road
                           Sarasota, FL  34242
                           Telecopy:  (941) 346-3049

                  with a copy to:

                           Alston & Bird
                           1 Atlanta Center
                           1201 West Peachtree Street
                           Atlanta, GA  30309-3424
                           Attn:  Sidney J. Nurkin
                           Telecopy:  (404) 881-7777

                  (ii)     if to the Buyer:

                           Mrs. Fields' Original Cookies
                           2855 E. Cottonwood Parkway, Suite 400
                           Salt Lake City, Utah  84121
                           Attention:  Legal Department
                           Telecopy:  (801) 736-5945

                  with a copy to:

                           Jones, Waldo, Holbrook & McDonough, P.C.
                           170 South Main Street, Suite 1500
                           Salt Lake City, Utah 84101
                           Attention:  Glen D. Watkins
                           Telecopy:  (801) 328-0537

         13. Interpretation. The headings contained in this Agreement, in any exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         14. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

         15. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, representations and understandings, written or oral, relating to such subject matter. The exhibits, annexes and Schedules identified in this Agreement are hereby incorporated by reference.

         16. Fees. Each party hereto hereby agrees, represents and warrants that no person has acted in connection with this Agreement or the transactions contemplated hereby as a broker or finder and that no person is entitled to any brokerage fee, finder's fee or commission with respect thereto. The parties further agree to hold the other party harmless from any damages, claims or expenses asserted against such party as a result of any person claiming a commission or finder's fee for the transactions contemplated herein.

         17. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

         18. Attorney's Fees. Should any litigation be commenced with respect to any matters governed by this Agreement, the party prevailing shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for such party's attorneys' fees and expenses determined by the court in such litigation.

         19.      [Intentionally Omitted].

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         21. Remedies. Each of the parties acknowledges and agrees that each other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that each other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof, having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.






                           [Intentionally Left Blank]

         22. Release of the Seller. The Buyer, and its successors and assigns, in consideration of the benefits afforded to it in consequence of the execution of this Agreement, does hereby release and waive, irrevocably, any and all rights, claims, causes of action, of every kind and nature, whether or not known or anticipated or asserted or unasserted, that they or any of them has or may have, directly or indirectly, against the Seller and, as applicable, its partners, officers, agents and directors (said partners, officers, agents and directors being intended beneficiaries of this provision), but excluding rights, claims and causes of action arising out of or in relation to the breach or inaccuracy of any representation or warranty made by the Seller in this Agreement or the breach of any agreement or undertaking of the Seller set forth in the Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:                                              BUYER:

CROSSROADS COOKIES, INC.                    MRS. FIELDS' ORIGINAL COOKIES, INC.


By:/s/Arthur S. Karp                           By:/s/Michael R. Ward
   Its:President                               Its:VP